                                                                    EXHIBIT 99.1

                 STAMPS.COM COMPLETES ACQUISITION OF iSHIP.COM

SANTA MONICA, Calif. - March 8, 2000 - Stamps.com (Nasdaq: STMP), the leading provider of Internet mailing and shipping services, today announced that it has completed its acquisition of online shipping company iShip.com.

Based in Bellevue, Wash., iShip.com allows customers to access multi-carrier shipping choices and convenience, with package pricing, shipping, and tracking right from the desktop. The company was founded in 1997 by the same management team that built United Parcel Service (UPS) Online Professional, the world's most powerful shipping and tracking software. The iShip.com service allows rate and delivery comparisons among multiple carriers, including U.S. Postal Service, UPS, FedEx and Airborne Express, and the ability to purchase and print labels online.

On Mar. 7, 2000, iShip.com became a wholly-owned subsidiary of Stamps.com. Stamps.com will issue up to eight million shares of Stamps.com common stock -- 800,000 of which will be placed in a one-year escrow -- for all outstanding shares, options and warrants of iShip.com. The acquisition will be accounted for under the purchase method of accounting, and Stamps.com's financial reports for the first fiscal quarter of 2000 (ending Mar. 31) will include iShip.com. The company expects to record a one-time charge in the first quarter of 2000 related to the merger.

The acquisition establishes Stamps.com as a single marketplace on the Web for shipping and mailing services and information, benefiting both customers and carriers and revolutionizing the way mailing and shipping services are offered. Anchored by Stamps.com's relationship with the U.S. Postal Service and iShip.com's relationship with UPS, Stamps.com is well positioned to take advantage of the rise in e-commerce shipments.

About Stamps.com

Founded in 1996, Santa Monica-based Stamps.com is the leading provider of Internet-based mailing and shipping services. Its highly secure Internet Postage service was approved by the US Postal Service in August of 1999 after an exhaustive two-year regulatory evaluation and field beta test. The company's innovative technology eliminates the need for specialized postage metering hardware by giving customers the flexibility to print postage over the Internet
- securely, accurately and fast. Through partnerships with major companies like America Online, Hewlett-Packard, IBM, Microsoft, Office Depot, Intuit and 3M, Stamps.com has tremendous reach into the small office/home office and consumer markets. More information about the company can be found at www.stamps.com.
                                                             --------------

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release may contain forward-looking statements that involve risks and uncertainties. Important factors, including risks associated with the acquisition and with integrating iShip.com into Stamps.com., could cause actual results to differ materially from those in the forward-looking statements and are detailed in filings with the Securities and Exchange Commission made from time to time by Stamps.com, including its Form 10-Q for the quarter ended September 30, 1999 and its registration statement on Form S-4, as amended, that was declared effective by the SEC on February 14, 2000. Stamps.com undertakes no obligation to release publicly any revisions to any forward looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

     Internet Postage, Stamps.com and the Stamps.com logo are trademarks of Stamps.com Inc. All other brands and names are property of their respective owners.